Hudson's Grill of America, Inc.
16970 Dallas Parkway
Suite # 402
Dallas, Texas 75248-1928

Contact: Thomas A. Sacco
214-931-9237

For Immediate Release

Hudson's Grill Inks 40 Unit, Six Year Restaurant Deal for
Southeastern U.S.

Jackie's International expects to have 4 restaurants open by year end 1996


Tuesday, May 28, 1996

Dallas, TX.   Another major expansion plan was announced today
by Hudson's Grill of America, Inc., "the late 50's and early
60's", Rock 'N' Roll, casual style, restaurant concept, at their annual shareholders meeting.

Thomas A. Sacco, senior vice president of the Dallas based restaurant organization, made the announcement that Jackie's International, Inc., of Jackson, Mississippi, headed up by Dr S.L. Sethi, has signed a 40 restaurant, six state development agreement to open and operate Hudson's Grill restaurants in Arkansas, Alabama, Georgia, Louisiana, Mississippi, and Tennessee. Sethi, a seasoned and extremely successful restaurant veteran, expects to have a minimum of four Hudson's Grill restaurants open in Alabama, Mississippi, and Tennessee before the end of 1996.

Jackie's International, a closely held private company, owns and operates 80 restaurants and 12 hotels across the southeastern U.S In addition, Sethi owns a major construction firm based in Mississippi. Jackie's International is currently a Pizza Inn, Western Sizzlin, Holiday Inn, and Comfort Inn franchisee, and owns and operates two independent restaurant chains, Bumpers and Pancho's Mexican restaurants.

David L. Osborn, president of Hudson's Grill of America, Inc., enthusiastically stated to the shareholders at the annual meeting that, "With the recent successful opening of Hudson's Grill in the northeast, and now having a proven winner like Dr. Sethi leading the Hudson's Grill expansion across the southeast, 1996 is well on the way to being the brightest year in our young company's history."

Hudson's Grill, recently recognized by "Nation's Restaurant News", the leading restaurant trade publication, as setting a sizzling growth pace in the southwest, will soon become a recognizable name in the casual dining segment across the southeast as well.

Hudson's Grill of America, Inc, celebrating it's 10th year of operation, is publicly traded on NASDAQ using the symbol HDSG.


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